UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2025

GRYPHON DIGITAL MINING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39096	83-2242651
(Commission File Number)	(IRS Employer Identification No.)

1180 N. Town Center Drive, Suite 100
Las Vegas, NV	89144
(Address of Principal Executive Offices)	(Zip Code)

(702) 945-2700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	GRYP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-1 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Assignment of Captus Agreement

As previously reported, on January 8, 2025, Gryphon Digital Mining, Inc. (the "Company") entered into a share and unit purchase agreement, as amended (the “Captus Agreement”) with 2670786 Alberta Ltd., a Canadian corporation existing under the laws of the Province of Alberta and a direct subsidiary of the Company (the “Purchaser”), BTG Energy Corp., a Canadian corporation existing under the laws of the Province of Alberta (“BTG Energy”), BTG Power Corp., a Canadian corporation existing under the laws of the Province of Alberta (“BTG Power”) and West Lake Energy Corp., a Canadian corporation existing under the laws of the Province of Alberta (“West Lake”, and together with BTG Energy and BTG Power, the “Vendors”), whereby the Purchaser would acquire all of the issued and outstanding shares or units, as applicable, of: (i) BowArk Energy Ltd., a Canadian corporation existing under the laws of the Province of Alberta (“BowArk”), (ii) Captus Generation Limited Partnership, a Canadian partnership existing under the laws of the Province of Alberta (“Captus LP”), and (iii) Captus Generation Ltd., a Canadian corporation existing under the laws of the Province of Alberta (“Captus GP”, and along with Captus LP and BowArk, the “Captus Entities”), subject to the terms and conditions therein.

On June 2, 2025, the Company and the Purchaser entered into an assignment and amending agreement dated effective May 29, 2025 (the “Assignment and Amending Agreement”) with 2703444 Alberta Ltd., a Canadian corporation existing under the laws of the Province of Alberta (the “Assignee”) and the Vendors.

Pursuant to the Assignment and Amending Agreement, the Vendors provided consent to the assignment of the Captus Agreement and the Company and the Purchaser assigned all of their respective rights, obligations and interests in and to the Captus Agreement, including the cash deposits and the representations and warranties insurance policy contemplated under the Captus Agreement, to the Assignee. The transaction terms and conditions under the Captus Agreement were also amended as among the Assignee and the Vendors. The Assignee assumed all benefits, rights, obligations and liabilities under the Captus Agreement from and after the effective date of the Assignment and Amending Agreement and provided the Company and the Purchaser with a release and discharge of all obligations and liabilities under the Captus Agreement as of the effective date of the agreement. The Vendors on one hand, and the Company and the Purchaser on the other hand, each provided the other with a mutual release and discharge of all obligations and liabilities under the Captus Agreement as of the effective date of the agreement.

Concurrently with entering into the Assignment and Amending Agreement, the Company, the Purchaser, the Assignee and the current members of the management team of the Captus Entities, namely Harold Andersen, Paul Connolly, Mark Taylor and Steve Giacomin (collectively, the “Captus Management Team”) entered into an assignment side agreement dated effective May 29, 2025 (the “Assignment Side Agreement”) whereby the Company agreed to pay certain legal fees of the Assignee incurred with respect to the Captus Agreement by June 30, 2025. The Assignee also agreed to pay the Company a conditional payment of CAD $200,000 within thirty (30) days of execution, if the Assignee or any of its affiliates, including any of the Captus Entities, executes a power purchase contract for the provision of equal to or greater than 100MW of electricity within twelve (12) months of the effective date of the Assignment Side Agreement.

Upon signing the Captus Agreement, the Captus Management Team was issued 3,906,605 shares of the Company, in aggregate (the “Inducement Shares”), as an inducement for the Captus Management Team to sign new employment agreements with one of the Captus Entities upon closing, which shares were revocable if closing did not occur by the Closing Date, as defined in the Captus Agreement. Pursuant to the Assignment Side Agreement, the Inducement Shares were revoked and the restricted stock grant agreements dated January 8, 2025 and entered into by the Company and each member of the Captus Management Team were terminated and deemed to be of no further force or effect, such that none of the Captus Management Team have any further rights or claims with respect to any shares or other equity interests of the Company in connection with the Captus Agreement.

The foregoing description of the Assignment and Amending Agreement and the Assignment Side Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment and Amending Agreement and the Assignment Side Agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

10.1	Assignment and Amending Agreement, dated May 29, 2025, between the Company and BTG Energy Corp., BTG Power Corp., West Lake Energy Corp., 2670786 Alberta Ltd. and 2703444 Alberta Ltd.
10.2	Assignment Side Agreement, dated May 29, 2025, between the Company, 2670786 Alberta Ltd., 2703444 Alberta Ltd., Harold Andersen, Paul Connolly, Mark Taylor and Steve Giacomin
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON DIGITAL MINING, INC.

Date: June 4, 2025	By:	/s/ Steve Gutterman
		Name:	Steve Gutterman
		Title:	Chief Executive Officer

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